Exhibit 99.1

Contact: Lynn Liddle, Executive Vice President Communications and Investor Relations (734) 930-3008

FOR IMMEDIATE RELEASE

Domino’s Pizza Announces Acceptance of $273.6 Million of Notes in Bond Tender Offer for Domino’s, Inc. 8 1/4% Senior Subordinated Notes Due 2011

ANN ARBOR, Michigan – March 9, 2007: Domino’s Pizza, Inc. (NYSE:DPZ), the recognized world leader in pizza delivery, today announced that the bond tender offer for all of Domino’s, Inc.’s outstanding 8 1/4% Senior Subordinated Notes due 2011 (the “Notes”) expired today at 12:01 a.m., Eastern time, and that Domino’s, Inc. has accepted for payment and will purchase all Notes validly tendered in the tender offer and not validly withdrawn prior to expiration.

Domino’s Pizza’s separate equity tender offer will expire today at 5:00 p.m., Eastern time.

According to The Bank of New York, the depositary for the bond tender offer, approximately $273.6 million in aggregate principal amount of the Notes (or 99.9%) were validly tendered and not withdrawn. The holders who tendered their Notes prior to 5:00 p.m., Eastern time, on February 23, 2007 (the consent payment deadline) will receive $1,048.50 per $1,000 principal amount of the Notes, plus accrued interest on the tendered Notes up to, but not including, the date of payment of the Notes, which is expected to be today. Holders who tendered their Notes after the consent payment deadline will receive $1,028.50 per $1,000 principal amount of the Notes, plus accrued interest on the tendered Notes up to, but not including, the date of payment of the Notes.

The aggregate cost to purchase the Notes tendered in the tender offer, including accrued and unpaid interest, will be approximately $291.1 million. Following the purchase of the Notes accepted in the tender offer, approximately $300,000 in aggregate principal amount of the Notes will remain outstanding, which Domino’s, Inc. intends to redeem on July 1, 2007, the first date on which it may redeem the Notes.

J.P. Morgan Securities Inc., Lehman Brothers Inc. and Merrill Lynch & Co. acted as dealer managers and solicitation agents, Global Bondholder Services Corporation acted as the information agent and The Bank of New York acted as the depositary for the tender offer and the related consent solicitation. Persons with questions regarding the tender offer and consent solicitation should contact J.P. Morgan Securities Inc., Attention: Liability Management Group at (866) 834-4666 (toll-free) or (212) 834-4077 (collect).

About Domino’s Pizza®

Founded in 1960, Domino’s Pizza is the recognized world leader in pizza delivery. Domino’s is listed on the NYSE under the symbol “DPZ.” Through its primarily franchised system, Domino’s operates a network of 8,366 franchised and Company-owned stores in the United States and more than 50 countries. The Domino’s Pizza® brand, named a Megabrand by Advertising Age magazine, had approximately $5.1 billion in global retail sales in 2006, comprised of $3.2 billion domestically and nearly $1.9 billion internationally. During the fourth quarter of 2006, the Domino’s Pizza® brand had global retail sales of nearly $1.6 billion, comprised of nearly $1.0 billion domestically and approximately $600 million internationally. Domino’s Pizza was named “Chain of the Year” by Pizza Today magazine, the leading publication of the pizza industry and is the “Official Pizza of NASCAR®.” More information on the Company, in English and Spanish, can be found on the web at www.dominos.com.

FORWARD-LOOKING STATEMENTS:

This press release contains forward-looking statements. These forward-looking statements relating to our anticipated profitability and operating performance reflect management’s expectations based upon currently available information and data. However, actual results are subject to future risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. The risks and uncertainties that can cause actual results to differ materially include: uncertainties relating to the outcome of the equity tender offer; our increased level of indebtedness as a result of borrowings under our bridge loan credit agreement; our ability to complete an ABS facility; the uncertainties relating to litigation; consumer preferences, spending patterns and demographic trends; the effectiveness of our advertising, operations and promotional initiatives; our ability to retain key personnel; new product and concept developments by us and other food-industry competitors; the ongoing profitability of our franchisees and the ability of Domino’s Pizza and our franchisees to open new restaurants; changes in food prices, particularly cheese, labor, utilities, insurance, employee benefits and other operating costs; the impact that widespread illness or general health concerns may have on our business and the economy of the countries in which we operate; severe weather conditions and natural disasters; changes in our effective tax rate; changes in government legislation and regulations; adequacy of our insurance coverage; costs related to future financings and changes in accounting policies. Further information about factors that could affect our financial and other results is included in our filings with the Securities and Exchange Commission. We do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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